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P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON AWARDED $10-MILLION CONTRACT FOR PERCHLORATE AND VOC REMOVAL

PITTSBURGH, PA – January 20, 2009 - Calgon Carbon Corporation (NYSE: CCC) announced today that it has been awarded a three-year service contract from the City of Pasadena, California for a treatment system to remove perchlorate and volatile organic compounds (VOCs) from  groundwater in the Monk Hill Basin, a sub-area of the Raymond Basin aquifer.  Under terms of the contract, which can be extended beyond three years, Calgon Carbon will provide and install the treatment system, along with granular activated carbon and ion exchange media.  The value of the contract is approximately $10 million.

The treatment system will restore and maximize the use of the City of Pasadena’s local groundwater resources.  The Calgon Carbon treatment system will meet the requirements established by the California Department of Public Health for drinking water.

This is the second contract awarded to Calgon Carbon in the Raymond Basin for removal of perchlorate and VOCs.   A Calgon Carbon system has been treating groundwater at a Lincoln Avenue Water company site for over 18 months.

Commenting on the announcement, Bob O'Brien, senior vice president of Calgon Carbon, said, "We are pleased to have the opportunity to provide the residents of the City of Pasadena, with high-quality drinking water.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements.  This document may contain certain statements that are forward-looking relative to the company's future strategy and performance.  They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.